EMPLOYMENT AGREEMENT

BETWEEN

RADIO ONE, INC.

AND

CATHERINE L. HUGHES

Dated as of April 16, 2008

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 16, 2008, is made by and between Radio One, Inc., a Delaware corporation (the “Company”), and Catherine L. Hughes (the “Executive”).

In consideration of the premises and mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Definitions.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common control with, the Company.

“Annual Base Salary” shall mean the annual base salary as described in Section 5.1 hereof.

“Annual Incentive” shall have the meaning set forth in Section 5.2 hereof.

“Board” shall mean the board of directors of the Company.

“Cause” shall mean (i) the commission by the Executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, in the good faith judgment of the Board, is likely to cause material harm to the business of the Company and the Company Affiliates, taken as a whole, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by clear and convincing evidence, (ii) the commission of an act by the Executive constituting material financial dishonesty against the Company or any Company Affiliate, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by a preponderance of the evidence, (iii) the repeated refusal by the Executive to use her reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of this Agreement) of the Board with respect to a matter or matters within the control of the Executive, or (iv) the Executive’s willful gross neglect in carrying out her material duties and responsibilities under this Agreement, provided, that unless the Board reasonably determines that a breach described in clause (iii) or (iv) is not curable, the Executive will, subject to the following proviso, be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days of receipt of such written notice, and, provided further, that the Executive only will be entitled to cure two such defaults during the Term of Employment.

“Change of Control” shall be deemed to have occurred in the event of a transaction or series of related transactions pursuant to which any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons (a) acquires, whether by merger, consolidation or transfer or issuance of capital stock, capital stock of the Company (or any surviving or resulting company), which together with stock held by such Person or group, constitutes more than 50% of the voting power of the stock of the Company (or any surviving or resulting company) or (b) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For purposes herein, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  For purposes of Section 6, a Change of Control shall not occur unless such transaction constitutes a “change in ownership of a corporation”, a “change in effective control of a corporation”, or a “change in ownership of a substantial portion of a corporation’s assets” under Section 409A of the Code and the regulations promulgated thereunder.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if following a transaction, the Executive and/or Alfred C. Liggins, III retain more than fifty percent (50%) of the voting power of the stock of the Company (or any surviving or resulting company).

“Class D Common Stock” shall mean the Company’s class D common stock, par value $.001 per share.

“COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of similar state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall have the meaning set forth in Section 3 hereof.

“Common Stock” shall mean all classes of the Company’s common stock and any capital stock of the Company distributed after the date of this Agreement with respect to shares of the Company’s common stock by way of dividend, distribution, stock split, exchange, conversion, merger, consolidation, reorganization or other recapitalization.

“Company Affiliate” shall mean any Subsidiary of the Company.

“Compensation Committee” shall mean the compensation committee of the Board.

“Competing Business” shall have the meaning set forth in Section 10.1 hereof.

“Competing Market” shall have the meaning set forth in Section 10.1 hereof.

“Confidential Information” shall have the meaning set forth in Section 8 hereof.

“Date of Termination” shall mean the date on which the Executive’s employment with the Company actually terminates.

“Disability” shall mean the Executive’s inability to render the services required under this Agreement by reason of a physical or mental disability for ninety (90) days, which need not be consecutive, during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day.  A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company cannot agree as to a physician, then each will select a physician and such physicians shall together select a third physician, whose determination as to Disability shall be completed within ten (10) days of the date on which the disagreement between the Executive and the Company arose and the decision of such third physician will be final and binding on the Executive and the Company.  The Executive and the Company shall have the right to present to such physician such information and arguments as each deems appropriate, including the opinion of other physicians.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” shall mean the closing price of a share of Common Stock on the applicable date.

“Good Reason” shall be deemed to exist if, without the express written consent of the Executive, (a) the Executive’s rate of Annual Base Salary (as provided in Section 5.1 of this Agreement), including any increases, is reduced, (b) the Executive suffers a substantial reduction in her title, duties or responsibilities, (c) the Company fails to pay the Executive’s Annual Base Salary when due or to pay any other material amount due to the Executive hereunder within five (5) days of written notice from the Executive, (d) the Company materially breaches this Agreement (other than a breach described in the preceding clause (c)) and fails to correct such breach within thirty (30) days after receiving the Executive’s demand that it remedy the breach, or (e) the Company fails to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, which successor the Executive reasonably concludes is capable of performing the Company’s financial obligations under this Agreement.

“Initial Restricted Stock” shall have the meaning set forth in Section 5.11(a) hereof.

“Limited Amount” shall have the meaning set forth in Section 6.6(a) hereof.

“Noncompete Period” shall have the meaning set forth in Section 10.1 hereof.

“Notice of Termination” shall have the meaning set forth in Section 6.5 hereof.

“Options” shall have the meaning set forth in Section 5.10 hereof.

“Option Shares” shall have the meaning set forth in Section 5.10 hereof.

“Person” shall mean any natural or legal person including any individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or any department or agency or political subdivision thereof.

“Section 6.1 Severance Period” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Section 6.2 Severance Period” shall have the meaning set forth in Section 6.2(a)(v) hereof.

“Subsidiary” shall mean, with respect to any Person, a corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by such Person, directly or through one or more Subsidiaries.

“Term of Employment” shall have the meaning set forth in Section 3 hereof.

“Transfer” shall mean a sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any interest in any Option Shares or Common Stock; except that a transfer or assignment to any trust established and maintained for the benefit of the Executive shall not be deemed a Transfer hereunder; provided, that such trust agrees in writing to be bound by any transfer restrictions set forth herein.

“Vehicle Allowance” shall have the meaning set forth in Section 5.7 hereof.

“Withholding Amount” shall have the meaning set forth in Section 5.11(b) hereof.

“Work Product” shall have the meaning set forth in Section 9 hereof.

2. Employment.  During the Term of Employment, subject to the terms and provisions set forth in this Agreement, the Company shall employ the Executive as the Founder of the Company, and the Executive hereby accepts such employment.

3. Term of Employment.  The initial term of employment under this Agreement shall commence as of the date hereof (the “Commencement Date”) and, unless earlier terminated by the Company or the Executive under Section 6 of this Agreement, shall continue until April 15, 2011 (the “Term of Employment”).  Thereafter, the Term of Employment will be extended automatically for additional one (1) year periods, unless either party provides written notice of its/his intention not to renew to the other party at least sixty (60) days before the expiration of the initial or any renewal term of this Agreement, as applicable.

4. Positions, Responsibilities and Duties.

4.1 Duties.  During the Term of Employment, the Executive, as the Founder of the Company, shall be responsible, subject to the direction of the Board, for strategic leadership, guidance, and promotion of the Company and for such other duties and functions of a senior executive nature, commensurate with her founding status, title, responsibility and remuneration as may be directed from time to time by the Board. The Executive shall report solely to the Board.

4.2 Attention to Duties and Responsibilities.  During the Term of Employment, the Executive shall devote substantially all of her business time to the business and affairs of the Company and shall use her best efforts, ability and fidelity to perform faithfully and efficiently her duties and responsibilities.

5. Compensation and Other Awards.

5.1 Annual Base Salary.  Commencing on the Commencement Date, as compensation for the services to be provided by the Executive under this Agreement, the Company shall pay the Executive an annual base salary of Seven-Hundred Fifty Thousand Dollars ($750,000.00) (the “Annual Base Salary”).  The Executive’s Annual Base Salary shall be reviewed by the Compensation Committee annually, and may be increased (but not decreased) as the Compensation Committee determines appropriate.  In making such determination, the Compensation Committee may take into account: the salaries of chief executive officers of companies that are similar in nature and scope to the businesses conducted by the Company at such time; the Company’s financial position and cash flow; and/or the impact of any such increase on the Company’s loan covenants.  Such Annual Base Salary shall be payable to the Executive in equal installments at least twice per month in accordance with the Company’s regular payroll practice.

5.2 Annual Incentive Compensation.  With respect to each calendar year ending during the Term of Employment, the Executive shall have the opportunity to earn an annual incentive cash payment (the “Annual Incentive”) up to a maximum of Two-Hundred Fifty Thousand Dollars ($250,000).  The Annual Incentive shall be determined by the Compensation Committee in its sole discretion.  The Annual Incentive shall be due and payable by the Company on or before March 15 of the year immediately following the year for which such Annual Incentive is awarded.

5.2 Retirement and Savings Plans.  During the Term of Employment and to the extent eligible, the Executive shall be entitled to participate in all pension, retirement, savings and other employee benefit plans and programs applicable to peer executives of the Company.

5.4 Welfare Benefit Plans and Perquisites.  During the Term of Employment and to the extent eligible, the Executive, the Executive’s spouse, if any, and the Executive’s eligible dependents, if any, shall be entitled to participate in and be covered by all welfare benefit plans and programs, if any, and shall be entitled to receive such perquisites and fringe benefits, if any, generally applicable to executives of the Company.

5.5 Expense Reimbursement.  During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing her duties and responsibilities hereunder in accordance with the policies and procedures of the Company as in effect at the time the expense was incurred, as the same may be changed prospectively from time to time.  The amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after the Executive submits the request for such reimbursement, but not later than December 31 following the calendar year in which the expense was incurred.

5.6 Vacation Benefits.  During the Term of Employment, the Executive shall be entitled to four (4) weeks paid vacation annually to be taken at such times which do not materially interfere with the operations of the Company.  Any vacation not used by the Executive during any calendar year during the Term of Employment shall accumulate to the extent permitted by and in accordance with the Company policy then in effect.

5.7 Vehicle Allowance.  During the Term of Employment, (i) the Executive shall be entitled to use of an automobile leased by the Company and (ii) the Company shall pay the cost of any and all applicable insurance coverage therefor and any other operating expenses related to such automobile (the benefits provided in (i) and (ii) shall be collectively referred to as the “Vehicle Allowance”).  The Executive acknowledges that the Company will impute income to the Executive based on the portion of the Vehicle Allowance that does not constitute an ordinary and necessary business expense of the Company.  During the Term of Employment, the monthly cost to the Company of such Vehicle Allowance shall be at least equal to the monthly amount being paid by the Company for the Executive’s automobile lease and applicable insurance and operating expenses on the date of this Agreement.  Upon expiration of the Company’s lease, the Executive shall have the right to purchase such vehicle in accordance with the terms of the Company’s lease agreement for such vehicle.

5.8 Wireless Communications Allowance.  During the Term of Employment, the Executive shall be entitled to use of a wireless telephone and/or other wireless communications devices with all equipment and service costs thereof to be borne by the Company.

5.9 Financial Manager.  During the Term of Employment, the Company shall make available to the Executive the services of a financial manager.  The Executive acknowledges that the Company will impute income to the Executive based on the services provided by the financial manager.

5.10 Stock Options.  Effective as of the next monthly grant date under the Company’s equity compensation policy  following the Commencement Date, the Company shall grant to the Executive options to purchase six hundred thousand (600,000) shares of Class D Common Stock (the “Options,” and the shares of Class D Common Stock obtainable upon exercise of such Options, the “Option Shares”).  Notwithstanding the foregoing, Executive agrees that the Options grant may be deferred until the month following the next monthly grant (or to successive months) if, in the Compensation Committee’s sole discretion, such a deferral is deemed necessary to comply with insider trading rules and regulations.  Except as set forth in this Section 5.10, all terms and conditions of such Options (and such Option Shares) shall be set forth in the Company’s equity compensation plan and such documentation as the Company may prescribe.

(a) The price payable by the Executive for each Option Share shall be the Fair Market Value of each Option Share on the date of grant as set forth in the option agreement.

(b) The Options to purchase Option Shares shall vest in accordance with the following schedule:

Vesting Date	Vested Percentage of Options to Purchase Option Shares
April 15, 2009	33 1/3%
April 15, 2010	66 2/3%
April 15, 2011	100%

(c) Notwithstanding any other provision contained herein, upon a Change of Control, all of the Executive’s Options shall become fully and immediately exercisable.

(d) Upon termination of the Executive’s employment hereunder, any then unexercisable Option shall expire and be immediately forfeited.  The Executive’s right to exercise any exercisable Option following termination of her employment shall be governed in accordance with the terms of the Company’s equity compensation plan; provided, however, that if the Executive’s employment terminates for any reason other than her death or Disability, any exercisable Option shall not also expire and be forfeited until the ninetieth (90th) day following such termination.

(e) All unexercised Options to acquire Option Shares shall expire on the tenth anniversary of their respective dates of grant.

5.11 Restricted Stock Awards.

(a) Effective as of the next monthly grant date under the Company’s equity compensation policy following the Commencement Date, the Company shall grant to the Executive one hundred fifty thousand (150,000) shares of Class D Common Stock (in the aggregate, the “Initial Restricted Stock”) subject to certain vesting and transfer restrictions set forth in this Section 5.11, the equity compensation plan and such documentation as the Company may prescribe.  Notwithstanding the foregoing, Executive agrees that the Initial Restricted Stock grant may be deferred until the month following the next monthly grant (or to successive months) if, in the Compensation Committee’s sole discretion, such a deferral is deemed necessary to comply with insider trading rules and regulations.  The Compensation Committee also may, in its sole discretion, award additional shares of Class D Common Stock, subject to vesting and transfer restrictions, to the Executive during each or any year occurring during the Term of Employment, based upon the attainment of certain Company performance goals during any such year.  Such performance goals shall be determined by the Compensation Committee in consultation with the Executive, and shall be communicated to the Executive in writing as soon as reasonably practicable following the Compensation Committee’s determination.  The Compensation Committee shall determine whether and to what extent the applicable performance goals have been achieved.  Any such additional grant of restricted stock shall be subject to such terms and conditions as may be set forth in the Company’s equity compensation plan and such documentation as the Company may prescribe.

(b) The Executive shall be responsible for the payment of any withholding tax requirement arising from the vesting of the awards described in Section 5.11(a).  The amount of withholding tax required with respect to the Initial Restricted Stock award (the “Withholding Amount”) shall be determined by the Chief Financial Officer, Controller or other appropriate officer of the Company, and the Executive shall furnish such information and make such representations as such officer requires to make such determination.  The Company shall notify the Executive of the Withholding Amount and the Executive shall pay such Withholding Amount to the Company, in cash, by certified cashier’s check, or by delivery of shares of Company Common Stock owned by the Executive having a Fair Market Value equal to the Withholding Amount (which may include shares otherwise issuable to the Executive upon vesting of the award).  The Company shall remit the Withholding Amount to the appropriate taxing authority or authorities.

(c) The Initial Restricted Stock shall vest in accordance with the following vesting schedule:

Vesting Date	Vested Percentage of Shares of Initial Restricted Stock
April 15, 2009	33 1/3%
April 15, 2010	66 2/3%
April 15, 2011	100%

Subsequent awards described in Section 5.11(a) shall vest in accordance with the terms of the Company’s equity compensation plan and such documentation as the Company may prescribe.

(d) The Executive shall be entitled to receive, whether in the form of cash or stock, dividends declared on any unvested Class D Common Stock granted pursuant to this Section 5.11 which shall be paid to the Executive on the date such dividends are paid to other holders of Class D Common Stock.

(e) Notwithstanding any other provision contained herein, upon a Change of Control, all of the Executive’s unvested Initial Restricted Stock and all unvested shares of other awards granted under Section 5.11(a) shall immediately become fully vested.

(f) During the Term of Employment, the Executive may not Transfer any unvested Initial Restricted Stock, or any unvested shares of other awards granted under Section 5.11(a).  Any Transfer or attempted Transfer of any such unvested share in violation of this Section 5.11(f) shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such unvested share as the owner of such security for any purpose.

6. Termination.  The Executive’s employment hereunder (and the Term of Employment) may be terminated under the following circumstances:

6.1 Termination by the Company Without Cause or by Executive for Good Reason.

(a) Subject to Section 6.2, in the event that the Company terminates the Executive’s employment without Cause (which shall include a termination at the end of the Term of Employment by reason of the Company’s non-renewal of the Agreement pursuant to Section 3), or if the Executive terminates her employment for Good Reason in accordance with Section 6.1(c) below, the Executive shall only be entitled to:

(i) the continuation of the Annual Base Salary at the rate then in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination for a period of twelve (12) months commencing on such Date of Termination (the “Section 6.1 Severance Period”);

(ii) subject to the provisions of Section 5.2, a portion of the Annual Incentive for the year in which the Date of Termination occurs, determined by dividing the number of days in the calendar year through the Date of Termination by three hundred sixty-five (365) and multiplying such fraction by the Annual Incentive which the Compensation Committee in good faith determines Executive would have earned if she had remained employed by the Company for the entire calendar year, taking into account the Executive’s length of service and contribution towards the Company’s business during the year in which the Date of Termination occurs;

(iii) any Annual Base Salary accrued to the Date of Termination, and any Annual Incentive relating to a prior year actually earned but not yet paid as of the Date of Termination;

(iv) reimbursement for all expenses (under Section 5.5 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

(v) to the extent applicable, and as so permitted by applicable law, the continuation of the Executive’s welfare benefits (as described in Section 5.4 of this Agreement) at the level in effect on the Date of Termination during the Section 6.1 Severance Period or beyond as the law requires, and any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive; provided, that, that the Company shall provide the Executive with group health continuation coverage for the Executive and her dependents during such Section 6.1 Severance Period on the same terms and conditions as applicable to active employees, and such period of coverage shall run concurrently with the COBRA continuation coverage period; provided further, that, in the event that the Executive becomes eligible for comparable group health coverage provided by a subsequent employer, the coverage provided pursuant to this Section 6.1(a)(v) shall cease;

(vi) such rights as the Executive may have under any other written agreement between the Company and the Executive which is currently in effect or under any employee benefit plan or program of the Company (including rights to equity compensation).

(b) Subject to Section 6.6, the amounts owed under Section 6.1(a)(i) shall be payable in equal bi-weekly installments from the Date of Termination through the expiration of the Section 6.1 Severance Period.  Each such installment shall be treated as a separate payment for purposes of Section 409A of the Code.  The amounts owed under Section 6.1(a)(ii) shall be payable, if at all, at the same time as the Annual Incentive normally would be paid under Section 5.2 for the calendar year in which the Date of Termination occurs.  The amounts owed under Section 6.1(a)(iii) shall be paid within fifteen (15) days of the Date of Termination.  The amounts owed under Section 6.1(a)(iv), unless otherwise expressly specified herein, shall be paid in accordance with the plan, programs, policies and procedures of the Company in effect at the time the applicable expenses are incurred.  The amounts owed under Section 6.1(a)(v) shall be payable in accordance with the terms of the applicable plans and programs.  The amounts owed under Section 6.1(a)(vi) shall be paid in accordance with the applicable agreements, plans, and programs.

(c) Upon thirty (30) days’ prior written notice to the Board, the Executive may terminate her employment under this Agreement for Good Reason and such notification shall specify the act, or acts, on the basis of which the Executive has found Good Reason, provided, that such notice must be provided by the Executive to the Board no later than ninety (90) days following the Executive’s knowledge of the initial existence of the circumstances that constitute Good Reason.  The Board shall then be provided the opportunity, within thirty (30) days of its receipt of such notification, to meet with the Executive to discuss such act or acts.  If the Executive does not rescind her termination of employment at such meeting, the Executive’s employment by the Company shall be terminated for Good Reason pursuant to this Section 6.1, and the Executive shall receive the benefits provided under Section 6.1(a) hereof.

6.2 Termination in Connection with a Change of Control.

(a) In the event (x) the Company terminates the Executive’s employment without Cause (which shall include a termination at the end of the Term of Employment by reason of the Company’s non-renewal of the Agreement pursuant to Section 3) or the Executive terminates her employment for Good Reason, and (y) such termination occurs within two years following a Change of Control, the Executive shall only be entitled to:

(i) an amount equal to three times (3x) the sum of (x) the Annual Base Salary at the rate then in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination (or, if greater, the date immediately preceding the Change in Control) and (y) the average of the last three Annual Incentive payments (or, if the Executive has received fewer than three Annual Incentive Payments, the average of all such Annual Incentive Payments);

(ii) subject to the provisions of Section 5.2, a portion of the Annual Incentive for the year in which the Date of Termination occurs, determined by dividing the number of days in the calendar year through the Date of Termination by three hundred sixty-five (365) and multiplying such fraction by the Annual Incentive which the Compensation Committee in good faith determines Executive would have earned if she had remained employed by the Company for the entire calendar year, taking into account the Executive’s length of service and contribution towards the Company’s business during the year in which the Date of Termination occurs;

(iii) any Annual Base Salary accrued to the Date of Termination and any Annual Incentive relating to a prior year actually earned but not yet paid as of the Date of Termination;

(iv) reimbursement for all expenses (under Section 5.5 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

(v) to the extent applicable, and as so permitted by applicable law, the continuation of the Executive’s welfare benefits (as described in Section 5.4 of this Agreement) at the level in effect on the Date of Termination for a period of three (3) years commencing on the Date of Termination (the “Section 6.2 Severance Period”) or beyond as the law requires, and any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive, provided, that, the Company shall provide the Executive with group health continuation coverage for the Executive and her dependents during such Section 6.2 Severance Period on the same terms and conditions as applicable to active employees; and such period of coverage shall run concurrently with the COBRA continuation coverage period; provided further, that, in the event that the Executive becomes eligible for comparable group health coverage provided by a subsequent employer, the coverage provided pursuant to this Section 6.2(a)(v) shall cease; and

(vi) such rights as the Executive may have under any other written agreement between the Company and the Executive which is then currently in effect or under any employee benefit plan or program of the Company (including rights to equity compensation).

(vii) Notwithstanding any other provision contained herein, in the event (x) the Company terminates the Executive’s employment without Cause (including, without limitation, by reason of the Company’s non-renewal of the Agreement pursuant to Section 3) or the Executive terminates her employment for Good Reason, and (y) such termination occurs within six (6) months preceding a Change of Control, the Executive shall only be entitled to the payments and benefits set forth in Section 6.1(a); provided, however, that (a) upon the date of the Change of Control, any payments which have not yet been made to the Executive pursuant to Section 6.1(a)(i) shall be paid to the Executive in a lump sum within five (5) business days following the date of the Change of Control; (b) the Executive shall be entitled to an additional lump sum payment in the amount of the sum of (1) and (2), where (1) equals two times (2x) the Annual Base Salary at the rate in effect on the Date of Termination, and (2) equals three times (3x) the average of the last three Annual Incentive payments (or, if the Executive has received fewer than three Annual Incentive Payments, the average of all such Annual Incentive Payments), which shall be paid within ten (10) days following the date of the Change in Control; and (c) the Company shall provide the Executive with group health coverage for the Executive and her dependents during the Section 6.2 Severance Period on the same terms and conditions as applicable to active employees and such period of coverage shall run concurrently with the COBRA continuation coverage period; provided, that, in the event that the Executive becomes eligible for group health coverage provided by a subsequent employer, the coverage provided pursuant to this Section 6.2(a)(vii) shall cease.

(b) Subject to Section 6.6, the amounts owed under Section 6.2(a)(i) shall be payable to the Executive in a single lump sum within five (5) business days following the Date of Termination.  The amounts owed under Section 6.2(a)(ii) shall be payable, if at all, at the same time as the Annual Incentive normally would be paid under Section 5.2 for the calendar year in which the Date of Termination occurs.  The amounts owed under Section 6.2(a)(iii) shall be paid within fifteen (15) days of the Date of Termination.  The amounts owed under Section 6.2(a)(iv), unless otherwise expressly specified herein, shall be paid in accordance with the plans, programs, policies and procedures of the Company in effect at the time the applicable expenses were incurred.  The amounts owed under Section 6.2(a)(v) shall be payable in accordance with the terms of the applicable plans and programs.  The amounts owed under Section 6.2(a)(vi) shall be paid in accordance with the applicable agreements, plans, and programs.

6.3 Termination Due to Death or Disability, by the Company for Cause or by Executive without Good Reason.

(a) In the event of the Executive’s death, or a termination of the Executive’s employment under this Agreement by either the Company or the Executive due to Disability, or the termination by the Company of the Executive’s employment under this Agreement for Cause in accordance with Section 6.3(c) below, or if the Executive terminates her employment with the Company without Good Reason in accordance with Section 6.3(d) below (which shall be deemed to include a termination at the end of the Term of Employment by reason of the Executive’s non-renewal of the Agreement pursuant to Section 3), the Term of Employment shall end and, notwithstanding Section 5 hereof, the Executive, her estate or other legal representative, as the case may be, shall only be entitled to:

(i) any Annual Base Salary accrued to the Date of Termination,  and any Annual Incentive relating to a prior year actually earned but not yet paid as of the Date of Termination;

(ii) subject to the provisions of Section 5.2, a portion of the Annual Incentive for the year in which the Date of Termination occurs, determined by dividing the number of days in the calendar year through the Date of Termination by three hundred sixty-five (365) and multiplying such fraction by the Annual Incentive which the Compensation Committee in good faith determines Executive would have earned if she had remained employed by the Company for the entire calendar year, taking into account the Executive’s length of service and contribution towards the Company’s business during the year in which the Date of Termination occurs;

(iii) reimbursement for all expenses (under Section 5.5 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

(iv) any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive; and

(v) such rights as the Executive may have under any other written agreement between the Company and the Executive which is currently in effect or employee benefit plan or program of the Company (including rights to equity compensation).

(b) The amounts owed under Section 6.3(a)(i) shall be paid within fifteen (15) days of the Date of Termination.  The amounts owed under Section 6.3(a)(ii) shall be payable, if at all, at the same time as the Annual Incentive normally would be paid under Section 5.2 for the calendar year in which the Date of Termination occurs.  The amounts owed under Section 6.3(a)(iii), unless otherwise expressly specified herein, shall be paid in accordance with the policies and procedures of the Company in effect at the time the applicable expenses were incurred.  The amounts owed under Section 6.3(a)(iv) shall be payable in accordance with the terms of the applicable plans and programs.  The amounts owed under Section 6.3(a)(v) shall be paid in accordance with the applicable plan, program, or agreement.

(c) The Company may terminate the Executive for Cause.  In each case, the existence of Cause must be confirmed by the Board prior to any termination therefor.  In the event of such a confirmation, the Company shall notify the Executive that the Company intends to terminate the Executive’s employment for Cause under this Section 6.3.  Such notification shall specify the act, or acts, on the basis of which the Board has so confirmed the existence of Cause.

(d) Upon sixty (60) days’ prior written notice to the Board, the Executive may terminate her employment under this Agreement without Good Reason.

6.4 No Mitigation; No Offset.  In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.  Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

6.5 Notice of Termination.  Any termination of the Executive’s employment under this Section 6 shall be communicated by a notice of termination (the “Notice of Termination”) to the other party hereto given in accordance with Section 12.4 of this Agreement.  Such notice shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the termination date is other than the date of receipt of such notice, specify the date on which the Executive’s employment is to be terminated (which date shall not be earlier than the date on which such notice is actually received).

6.6 Compliance With Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if as of the Date of Termination, the Executive is or is deemed to be a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, the following rules shall apply:

(a) To the extent that any amounts described in Section 6 in the aggregate do not exceed the limits set forth in Section 402(g)(1)(B) of the Code (the “Limited Amount”) in the calendar year in which the Date of Termination occurs, such amount shall be payable in accordance with Section 6.1(b) or 6.2(b), as applicable.

(b) In the event that deferral of the commencement of any other payments or benefits otherwise payable pursuant to this Agreement is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, the Company shall defer commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive), and any payments or benefits that would otherwise be paid to the Executive during the six-month period following her Date of Termination shall be accumulated and paid to the Executive in a single cash lump sum (without interest) within ten (10) days following the first business day of the seventh month following the Date of Termination.

7. Insurance

7.1 .  The Company will insure the Executive, for the duration of her employment, and thereafter in respect of her acts and omissions occurring during such employment, under a contract of directors’ and officers’ liability insurance to the same extent as any such insurance insures members of the Board.

8. Confidential Information.  The Executive acknowledges that the confidential or proprietary information obtained by her while employed by the Company concerning the business or affairs of the Company or any Affiliate of the Company (“Confidential Information”) is the property of the Company or such Affiliate, as the case may be.  For purposes of this Agreement, the term “Confidential Information” does not include information that the Executive can demonstrate (a) was in the Executive’s possession prior to first being employed by the Company, provided, that such information is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party, (b) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement, (c) became available to the Executive on a non-confidential basis from a third party, provided, that such third party is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party or is otherwise prohibited from providing such information to the Executive by a contractual, legal or fiduciary obligation or (d) the Executive is required to disclose pursuant to applicable law or regulation (as to which information, the Executive will provide the Company with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order).  The Executive agrees that she will not during the Term of Employment and for the two-year period following the Term of Employment, willfully disclose Confidential Information to any Person (other than employees of the Company or any Subsidiary thereof or any other Person expressly authorized by the Board to receive Confidential Information or otherwise as required in the course of her duties during the Term of Employment) or use for her own account any Confidential Information without the prior written consent of the Board.  The Executive shall deliver to the Company at the termination of the Term of Employment, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing Confidential Information or Work Product which she may then possess or have under her control.  The Company shall, upon the Executive’s request, provide to the Executive a copy of such documents as may be reasonably necessary for the Executive to defend herself in any third party shareholder disputes, and which shall otherwise remain subject to the provisions of this Section 8.

9. Work Product.  The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the Company’s or its Subsidiaries’ actual business, research and development or existing products or services and which are conceived, developed or made by the Executive while employed with the Company (“Work Product”) belong to the Company or such Subsidiary.  Upon the written request of the Board, the Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term of Employment) to establish and confirm such ownership.

10. Noncompete, Non-Solicitation.

10.1 Non-Compete. The Executive acknowledges that in the course of her employment with the Company she will become familiar with the trade secrets and other confidential information of the Company and the Subsidiaries of the Company and that her services will be of special, unique and extraordinary value to the Company.  Therefore, the Executive agrees that, during the Term of Employment and for an additional period (the “Noncompete Period”) equal to one (1) year thereafter, she shall not directly or indirectly own, manage, control, participate in, consult with, or render services for any “Competing Business” (as defined below) in any “Competing Market” (as defined below).  For purposes of this section, a “Competing Business” is  any enterprise or individual engaged (or after Executive’s arrival, that becomes engaged) in the production, sale or distribution of content via cable television, the world wide web, radio or other media used by the Company to distribute content as of the Date of Termination that (i) principally targets African-American audiences or (ii) creates, maintains or operates entertainment or social services aimed at African-American consumers or users.  A division or subsidiary of a diversified business will be treated as a Competing Business only if (i) the diversified business falls within the preceding sentence and (ii) the Executive directly provides services to that division or subsidiary as her primary employment within the diversified business.  A “Competing Market” is a geographic market in which the Company or any Company Affiliate has, on or before the Date of Termination, (i) commenced material operations or (ii) determined before such date to commence such material operations and committed substantial resources to either determining the feasibility of such commencement or actually commencing such operations.  The Company agrees that any businesses arising out of or related to the Executive’s current ownership of and interest in Music One, Inc. are expressly excluded from the intended scope of this provision and thus not Competing Businesses.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.  Notwithstanding the foregoing, if Executive’s employment terminates without Cause or for Good Reason, the Noncompete Period shall be limited to the Term of Employment.

10.2 Non-Solicit. During the Noncompete Period, the Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Subsidiary of the Company (other than Alfred C. Liggins, III) to leave the employ of such Person; (ii) hire any individual who was an executive of the Company or its Subsidiaries, a general, station or regional manager of the Company or its Subsidiaries, or a radio personality employed by the Company or its Subsidiaries at any time during the Term of Employment (other than Alfred C. Liggins, III and individuals who have not been employed by the Company or a Subsidiary of the Company for a period of at least one (1) year prior to employment by the Executive directly or indirectly through another Person); or (iii) induce or attempt to induce any customer, supplier, licensee or other Person having a business relationship with the Company or any Subsidiary of the Company to cease doing business with the Company or such Subsidiary of the Company, or interfere materially with the relationship between any such customer, supplier, licensee or other Person having a business relationship with the Company or any Subsidiary of the Company.

10.3 Acknowledgements.

(a) The Executive agrees and acknowledges that the type and scope of restrictions described in this Section 10 are fair and reasonable and that the restrictions are designed to protect the legitimate interests of the Company and not to prevent her from earning a living.  If, however, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(b) The Executive acknowledges and agrees that the Executive’s breach of Section 8 or Section 10 of this Agreement will cause substantial and irreparable harm to the Company, and therefore, in the event of any such breach, in addition to such other remedies that may be available, the Company shall be entitled to equitable relief, including specific performance and injunctive relief.

(c) In the event that the Executive’s employment terminates for whatever reason, the Executive hereby grants consent to notification by the Company to the Executive’s new employer concerning the Executive’s obligations under Sections 8 and 10 of this Agreement.

(d) In the event that legal action is deemed necessary by the Company to enforce the provisions of Section 8 or Section 10 of this Agreement, the time period for all covenants and restrictions contained in Sections 8 and 10 shall be tolled during such time as the litigation is pending.

11. Successors.

11.1 Executive.  This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or assigned pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

11.2 The Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided, that the Company may only transfer or assign this Agreement with the Executive’s prior written consent (which consent shall be deemed given if the Executive consented to the underlying transaction).

12. Miscellaneous.

12.1 Applicable Law, Forum and Jurisdiction.  The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders, and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.  The parties agree that all actions or proceedings arising in connection with this Agreement shall be conducted in the State of Delaware and each party agrees to submit to the jurisdiction of the state and federal courts of the State of Delaware for actions arising out of this Agreement.

12.2 Legal Fees.  The Company shall pay the reasonable legal fees (based on actual time charges and disbursements of counsel) incurred by the Executive in negotiating and entering into this Agreement, up to a maximum of Twenty-Five Thousand Dollars ($25,000).

12.3 Amendments/Waiver.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar term, provision or condition at the same time, or any prior or subsequent time.

12.4 Notices.  All notices, waivers and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by facsimile (with appropriate confirmation of transmission), by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed delivered when actually delivered by hand, upon receipt of confirmation of facsimile transmission, three (3) days after mailing, or one day after dispatch by overnight courier, addressed as follows:

If to the Executive:

Ms. Catherine L. Hughes
[at the last known address on file with the Company]

If to the Company:

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
Attention:        General Counsel
Facsimile:        301-306-9638

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

12.5 Withholding.  Notwithstanding anything else to the contrary herein, the Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Where amounts are payable to the Executive pursuant to this Agreement both in cash and in a form other than cash, the Company may, at its option and upon prior notice to the Executive, withhold from such cash payments, or withhold from such payments in a form other than cash, or withhold from both.

12.6 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as shall be agreed upon by the Company and the Executive.

12.7 Captions; Section References.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.

12.8 No Company Setoff.  The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim, or recoupment of amounts owed by the Executive to the Company or its Affiliates.

12.9 Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

12.10 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.11 Representation.  The Executive represents and warrants that the performance of the Executive’s duties and obligations under this Agreement will not violate any agreement between the Executive and any other Person.

12.12 Further Assurances.  The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instructions required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

12.13 Survivorship.  The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement or the Executive’s employment hereunder for any reason to the extent necessary for the intended preservation of such rights and obligations.

[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set her hand, and the Company has caused this Employment Agreement to be executed in its name and on its behalf by its authorized representative, all as of the day and year first above written.

RADIO ONE, INC.,
a Delaware corporation

By:   /s/  Peter D. Thompson

Name: Peter D. Thompson
Title: Chief Financial Officer

EXECUTIVE:

                                   /s/  Catherine L. Hughes
Catherine L. Hughes